SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): September 19, 2016

S&P GLOBAL INC.

(Exact Name of Registrant as Specified in Charter)

New York

(State or Other Jurisdiction of Incorporation)

1-1023	13-1026995
(Commission File Number)	(IRS Employer Identification No.)

55 Water Street New York, New York	10041
(Address of Principal Executive Offices)	(Zip Code)

(212) 438-1000

Registrant’s telephone number, including area code:

n/a

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01	Other Events

On September 19, 2016, S&P Global Inc. (the “Company”), announced the pricing of its offering of $500 million aggregate principal amount of 2.95% senior notes due 2027 (the “Notes”) in a private placement transaction pursuant to Rule 144A and Regulation S under the Securities Act of 1933, as amended (the “Securities Act”). The offering is expected to close on September 22, 2016, subject to customary closing conditions.

The Notes will bear interest at a rate of 2.95% per annum and will pay interest semi-annually in cash in arrears on January 22 and July 22 of each year, beginning on January 22, 2017. The Notes will mature on January 22, 2027. The Notes will be guaranteed by the Company’s subsidiary Standard & Poor’s Financial Services LLC.

The Company intends to use the net proceeds of this offering to fund all or a portion of the redemption of the outstanding $400 million aggregate principal amount of its 5.900% Senior Notes due 2017 (the “2017 Notes”), and the balance for general corporate purposes. The information in this Current Report on Form 8-K or in Exhibit 99.1 attached hereto does not constitute a notice of redemption for the 2017 Notes under the indenture. No assurance is given that a notice of redemption for the 2017 Notes will be given or that the 2017 Notes will be redeemed.

The Notes have not been registered under the Securities Act and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements thereunder. Pursuant to Rule 135c under the Securities Act, the Company is filing herewith the press release dated September 19, 2016.

Item 9.01	Financial Statements and Exhibits

(d) Exhibits

99.1	Press release dated September 19, 2016 announcing the pricing of the offering of the Notes

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:	September 19, 2016	By:	/s/ Katherine J. Brennan
		Name:	Katherine J. Brennan
		Title:	Senior Vice President, Deputy General Counsel and Corporate Secretary

EXHIBIT INDEX

Exhibit No.	Exhibit Description

99.1	Press release dated September 19, 2016 announcing the pricing of the offering of the Notes